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                              MARINER ENERGY, INC

                                                                  Exhibit  12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges
                         (in thousands, except ratios)

                                                 Predecessor  Company
                               -------------------------------------------------------

                                                 Year Ended December 31,
                               -------------------------------------------------------
                                 1991       1992        1993        1994        1995
                               --------   --------    --------    --------    --------
EARNINGS:
 Pretax  earnings (loss) from
 continuing operations           ($15,886)    $221     ($3,441)    ($2,611)     $4,798

Add:
Interest on indebtedness            4,113    4,940       7,358       8,125      12,772
                                ---------  -------    --------    --------    --------
Earnings as adjusted             ($11,773)  $5,161      $3,917      $5,514     $17,570
                                =========   ======    ========    ========    ========

FIXED CHARGES:
 Interest on indebtedness          $4,113   $4,940      $7,358      $8,125     $12,772
 Capitalized interest                 939    1,015         916         558       1,266
                                ---------  -------    --------    --------    --------
 Fixed charges                     $5,052   $5,955      $8,274      $8,683     $14,038
                                =========   ======    ========    ========    ========
RATIO OF EARNINGS TO FIXED
CHARGES (1)                           (2)      0.9         0.5         0.6         1.3
                                            ======    ========    ========    ========
                                         Predecessor Company
                                --------------------------------------
                                 Six Months             Three Months             Three Months
                                Ended June 30,         Ended March 31,          Ended June 30,
                                     1995                   1996                      1996
                                --------------         ---------------          --------------
EARNINGS:
 Pretax  earnings (loss) from
 continuing operations                   1,155                  $2,661                ($21,869)

Add:
Interest on indebtedness                 6,453                   3,391                   3,692
                                --------------         ---------------          --------------
Earnings as adjusted                    $7,608                  $6,052                ($18,177)
                                ==============         ===============          ==============

FIXED CHARGES:
 Interest on indebtedness               $6,453                  $3,391                  $3,692
 Capitalized interest                      573                      98                     100
                                --------------         ---------------          --------------
 Fixed charges                          $7,026                  $3,489                  $3,792
                                ==============         ===============          ==============
RATIO OF EARNINGS TO FIXED
CHARGES (1)                                1.1                     1.7                      (2)
                                ==============         ===============

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(1)   For purposes of calculating this ratio, earnings consist of earnings before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, and capitalized interest.

(2) For the year ended December 31, 1991, earnings were insufficient to cover fixed charges by $16.8 million. For the three months ended June 30, 1996, earnings were insufficient to cover fixed charges by $22.0 million.